UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2018

CHART INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11442	34-1712937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3055 Torrington Drive, Ball Ground, Georgia		30107
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 721-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

On June 14, 2018, Chart Industries, Inc. (the “Company”) filed a Form 8-K (the “Original Form 8-K”) reporting under Item 5.02 (a) the election of Jillian C. Evanko, who had been serving as the Company’s Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer, as the Company’s Chief Executive Officer and President, (b) the termination of William C. Johnson, who had been serving as the Company’s Chief Executive Officer and President, (c) the election of Steven W. Krablin, who had been serving as the Lead Independent Director of the Board, as Chairman of the Board and (d) the election of Michael Schmit, who had been serving as the Company’s Corporate Controller, to the additional role of Chief Accounting Officer. At the time of these actions, the Company disclosed that the Compensation Committee of the Board would review the compensation arrangements for Ms. Evanko and Messrs. Krablin, and Schmit in connection with their new appointments, as well as any additional separation arrangements for Mr. Johnson, as such compensation arrangements had not been determined as of the filing of the Original Form 8-K. This Current Report on Form 8-K/A is being filed solely for the purpose of amending the Original Form 8-K to provide a description of the Amended and Restated Employment Agreement (including the compensation arrangements contained therein) entered into with Ms. Evanko, as well as a brief description of Mr. Krablin’s compensation as Chairman of the Board, in connection with their recent elections, along with a confirmation of the economic terms associated with Mr. Johnson’s termination.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2018, the Company entered into an Amended and Restated Employment Agreement (the “Evanko Employment Agreement”) with Ms. Evanko, effective as of June 12, 2018, providing certain terms and conditions in connection with Ms. Evanko’s position as the Company’s Chief Executive Officer and President. Ms. Evanko also will continue to serve as Chief Financial Officer of the Company on an interim basis. The Evanko Employment Agreement amends and restates the Employment Agreement between Ms. Evanko and the Company, dated February 13, 2017. A copy of the Evanko Employment Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

The principal terms of the Evanko Employment Agreement provide that:

•	Ms. Evanko’s employment with the Company as Chief Executive Officer and President will continue until June 12, 2020, subject to extension as set forth in the Evanko Employment Agreement;

•	Ms. Evanko’s salary will be $750,000 on an annualized basis;

•	Ms. Evanko’s target incentive amount for 2018 under the Company’s annual cash incentive program will be calculated using target amounts of 100% her new salary rate effective in connection with the Evanko Employment Agreement. Starting in fiscal year 2019, Ms. Evanko will be eligible to receive an annual bonus with a target and maximum amount as determined by the Compensation Committee of the Board of Directors;

•	Ms. Evanko will receive a car allowance of up to $1,000 per month; and

•	Ms. Evanko will receive severance protection terms of 2 times her base salary, cash incentive bonus and benefits in a non-change in control setting, and 3 times her base salary, cash incentive bonus and benefits in a change in control setting.

In addition to the compensation arrangements contained in the Evanko Employment Agreement, the Compensation Committee of the Board of Directors determined that Ms. Evanko’s target long-term incentive award made pursuant to the Company’s Amended and Restated 2017 Omnibus Equity Plan (the “Omnibus Equity Plan”) will be 200% of her salary; and Ms. Evanko will accordingly be granted an equity award under the Omnibus Equity Plan of 6,980 nonqualified stock options, 1,780 restricted stock units and 1,190 performance share units.

In connection with Mr. Krablin’s election as Chairman of the Board, he will be entitled to an annual cash retainer of $100,000 (paid in quarterly installments), in addition to the standard board fees, to reflect the added responsibilities associated with his new position.

As previously disclosed, effective as of the close of business on June 11, 2018 (the “Effective Time”), William C. Johnson, who had been serving as the Company’s Chief Executive Officer, President and Chairman of the Board, was terminated without cause, in accordance with the terms of his Amended and Restated Employment Agreement, dated May 25, 2017 (the “Johnson Employment Agreement”).

In connection with his separation from the Company, Mr. Johnson executed a separation and release contemplated by the Johnson Employment Agreement, effective as of July 6, 2018, confirming that Mr. Johnson’s departure will be treated as a Termination without Cause and Mr. Johnson is entitled, in all material respects, to the rights, obligations, payments and benefits associated therewith pursuant to the Johnson Employment Agreement.

The foregoing description of the Evanko Employment Agreement is not complete and is qualified in its entirety by reference to the Evanko Employment Agreement, which is attached hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated effective June 12, 2018, between the Company and Jillian C. Evanko

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHART INDUSTRIES, INC.

Date: July 10, 2018

	By:	/s/ Jillian C. Evanko
Jillian C. Evanko Chief Executive Officer, President and Chief Financial Officer